                                                                     Exhibit 4.1


                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into this 5th day of December, 2003 by and among (i) Tegal Corporation, a Delaware corporation ("Tegal"), (ii) Simplus Systems Corporation, a Delaware corporation ("Simplus"), and (iii) Kiet Nguyen, in his capacity as the representative (the "Stockholders' Representative") of all of the stockholders of Simplus.

                                 R E C I T A L S

         A. On November 10, 2003, Tegal and Simplus entered into an Asset Acquisition Agreement (the "Asset Acquisition Agreement") pursuant to which Tegal has agreed to purchase substantially all of the assets, and certain liabilities, of Simplus in exchange for one million five hundred thousand (1,500,000) shares (the "Tegal Shares") of Common Stock (as defined in Section 1 below).

         B. In accordance with Section 8 of the Asset Acquisition Agreement, Tegal has agreed to grant certain registration rights to holders of the Tegal Shares and other Registrable Securities (as defined in Section 1 below).

         C. Tegal and Simplus enter into this Agreement to memorialize such registration rights.

         D. Stockholders' Representative joins this Agreement as a party in accordance with Section 14 of the Stockholder Representation Agreement by and between Tegal and each of the stockholders of Simplus (all of whom are listed on Exhibit A to this Agreement) as Simplus intends to liquidate and distribute the Tegal Shares to its stockholders and creditors soon after the closing of the transactions contemplated in the Asset Acquisition Agreement.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meaning when used in this Agreement. Defined terms used, but not defined, herein shall have the meanings ascribed to them as set forth in the Asset Acquisition Agreement.

            1.1 "Common Stock" means the common stock, par value $0.01 per share, of Tegal.

            1.2 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            1.3 "Person" means any person or entity, whether an individual, whether in their capacity as a trustee, executor, administrator or other legal representative, sole proprietorship, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, syndicate, business association, firm, joint venture, governmental agency or authority or any similar entity.

            1.4 "Public Offering" means any offering by Tegal of its equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any comparable federal statute then in effect.

            1.5 "Registrable Shares" means at any time (i) the Tegal Shares;
(ii) any shares of Common Stock then outstanding which were issued directly or indirectly as a dividend or other distribution with respect to or in replacement of the Tegal Shares; and (iii) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of the Tegal Shares or the shares referred to in (ii); provided, however, that Registrable Shares shall not include any shares which have been registered pursuant to the Securities Act or which have been sold pursuant to Rule 144 of the Securities Act. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Shares whenever such Person has the right to acquire such Registrable Shares, whether or not such acquisition actually has been effected.

            1.6 "SEC" means the Securities and Exchange Commission.

            1.7 "Securities Act" means the Securities Act of 1933, as amended.

         2. Registration Rights.

            2.1 Registration. Within ninety (90) days of the Closing, the holders of Registrable Shares will be entitled to request a single registration under the Securities Act of their Registrable Shares, if available, on Form S-3 or any similar short-form registration (the "Demand Registration"). Within ten
(10) days after receipt by Tegal of any request pursuant to this Section 2.1, Tegal will give written notice of such request to all other holders of Registrable Shares and will include in such registration all such shares with respect to which Tegal has received written requests for inclusion within ten
(10) days after delivery of Tegal's notice. If the Demand Registration is to be an underwritten Public Offering, and if the underwriters for marketing or other reasons request the inclusion in the registration statement of information which is not required under the Securities Act to be included in a registration statement on the applicable form for the Demand Registration, Tegal will provide such information as may be reasonably requested for inclusion by the underwriters in the Demand Registration.

            2.2 Payment of Expenses for the Demand Registration. Tegal will pay all Registration Expenses (as defined in Section 5 below) for the Demand Registration.

            2.3 Restrictions. Tegal may postpone for up to ninety (90) days the filing or the effectiveness of a registration statement for the Demand Registration if the Board of Directors of Tegal reasonably and in good faith determines that such filing would be materially detrimental to Tegal or require a disclosure of a material fact that might reasonably be expected to have a material adverse effect on Tegal or any plan or proposal by Tegal or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other significant transaction.

            2.4 Selection of Underwriters. The holders of a majority of the Registrable Shares included in any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to Tegal's approval.

         3. Holdback Agreements. Each holder of Registrable Shares agrees not to effect any public sale or distribution of equity securities of Tegal, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to, and during the ninety (90) days following, the effective date of the underwritten Demand Registration in which Registrable Shares are included (except as part of such underwritten registration), unless the underwriters managing the Public Offering otherwise agree. Nothing herein shall prevent a holder of Registrable Shares that is a partnership from making a distribution of Registrable Shares to its partners, a holder of Registrable Shares that is a trust from making a distribution of Registrable Shares to its beneficiaries or a holder of Registrable Shares that is a corporation from making a distribution of Registrable Shares to its stockholders, provided that the transferees of such Registrable Shares agree to be bound by the provisions of this Agreement to the extent the transferor would be so bound.

         4. Registration Procedures. Whenever the holders of Registrable Shares have requested that any Registrable Shares be registered pursuant to this Agreement, Tegal will use its reasonable best efforts to effect the registration and sale of such Registrable Shares in accordance with the intended method of disposition thereof and, pursuant thereto, Tegal will as expeditiously as possible:

                (a) prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its reasonable best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, Tegal will furnish copies of all such documents proposed to be filed to the counsel or counsels for the sellers of the Registrable Shares covered by such registration statement);

                (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus(es) used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one (1) year or such shorter period until such Registrable Shares are no longer Registrable Shares and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                (c) furnish to each seller of Registrable Shares such number of copies of such registration statement, each amendment and supplement thereto, the prospectus(es) included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller;

                (d) use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller (provided that Tegal will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (ii) consent to general service of process in any such jurisdiction);

                (e) notify each seller of such Registrable Shares, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Tegal will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

                (f) cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by Tegal are then listed or if no such securities are then listed, such securities exchange as the holders of a majority of the Registrable Shares included in such registration may reasonably request;

                (g) enter into such customary agreements (including underwriting agreements in customary form) and take all such other customary actions as the holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares;

                (h) make available for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of Tegal, and cause Tegal's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; and

                (i) advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

         5. Registration Expenses. All expenses incident to Tegal's performance of or compliance with this Agreement, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Tegal and all independent certified public accountants, underwriters (excluding discounts and commissions which shall be payable by the holders of Registrable Shares) and other Persons retained by Tegal (all such expenses being herein called "Registration Expenses"), will be borne by Tegal, provided that Tegal shall not be required to pay sales commissions, discounts or transfer taxes. In addition, Tegal will pay its internal expenses (including, but not limited to, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance obtained by Tegal and the expenses and fees for listing the securities to be registered on each securities exchange.

         6. Indemnification.

            6.1 By Tegal. Tegal agrees to indemnify, to the extent permitted by law, each holder of Registrable Shares, its officers, employees and directors and each Person who controls such holder (within the meaning of the Securities
Act) against all losses, claims, damages, liabilities and expenses (including, but not limited to, attorneys' fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Tegal by such holder expressly for use therein or by such holder's failure to deliver a copy of the prospectus or any amendments or supplements thereto after Tegal has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, Tegal will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Shares. The payments required by this Section 6.1 will be made periodically during the course of the investigation or defense, as and when bills are received or expenses incurred.

            6.2 By Each Holder. In connection with any registration statement in which a holder of Registrable Shares is participating, each such holder will furnish to Tegal in writing such information as Tegal reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Tegal, its directors, employees and officers and each Person who controls Tegal (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in or omitted from any information so furnished in writing by such holder for the acknowledged purpose of inclusion in such registration statement, prospectus or preliminary prospectus; provided that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Shares and the liability of each such holder of Registrable Shares will be in proportion to and limited in all events to the net amount received by such holder from the sale of Registrable Shares pursuant to such registration statement.

            6.3 Procedure. Any Person entitled to indemnification hereunder will
(a) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (b) unless in such indemnified Person's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. If such defense is assumed, the indemnifying Person will not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying Person with respect to such claim, unless in the reasonable judgment of any indemnified Person a conflict of interest may exist between such indemnified Person and any other of such indemnified parties with respect to such claim.

            6.4 Survival. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and will survive the transfer of securities. Tegal also agrees to make such provisions as are reasonably requested by any indemnified Person for contribution to such Person in the event Tegal's indemnification is unavailable for any reason.

         7. Compliance with Rule 144 and Rule 144A. So long as Tegal files reports under Section 13 or 15(d) of the Exchange Act, then at the request of any holder of Registrable Shares who proposes to sell securities in compliance with Rule 144 of the Securities Act, Tegal will (a) forthwith furnish to such holder a written statement of compliance with the filing requirements of the Securities Act as set forth in Rule 144, as such rule may be amended from time to time and (b) make available to the public and such holders such information as will enable the holders of Registrable Shares to make sales pursuant to Rule
144. At any time that Tegal is not subject to Section 13 or 15(d) of the Exchange Act, Tegal will provide to the holder of Registrable Shares and to any prospective purchaser of Registrable Shares under Rule 144A of the Securities Act, the information described in Rule 144A(d)(4) of the Securities Act.

         8. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by such Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

         9. Miscellaneous.

            9.1 No Inconsistent Agreements. Tegal will not hereafter enter into any agreement with respect to its securities which is inconsistent with or which otherwise materially limits, restricts or interferes with the rights granted to the holders of Registrable Shares in this Agreement.

            9.2 Amendments and Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of Tegal and the holders of a majority of the Registrable Shares; provided, however, that the provisions of this Agreement may not be amended or waived without the consent of the holders of all the Registrable Shares adversely affected by such amendment or waiver if such amendment or waiver adversely affects a portion of the Registrable Shares but does not so adversely affect all of the Registrable Shares. Any waiver, permit, consent or approval of any kind or character on the part of any such holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Registrable Shares and Tegal.

            9.3 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Simplus, the stockholders of Simplus or holders of Registrable Shares are also for the benefit of, and enforceable by, any subsequent holders of such Registrable Shares.

            9.4 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

            9.5 Notices. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by overnight courier service to the following addresses, or such other address as any party hereto designates by written notice to Tegal, and shall be deemed to have been given upon delivery, if delivered personally, three (3) days after mailing, if mailed, or one (1) business day after delivery to the courier, if delivered by overnight courier service:

If to Simplus:                                 With a copy to:
   Larry Matheny, Ph.D.                           Keith S. Koegler
   President                                      Ritchey Fisher Whitman & Klein
   Simplus Systems Corporation                    1717 Embarcadero Road
   40737 Encyclopedia Circle                      Palo Alto, CA  94303
   Fremont, CA  94538                             Fax:  (650) 857-1288
   Fax:  (510) 226-4871                           email:  kkoegler@rfwk.com
   email:  larrymath@aol.com

              If to Stockholders' Representative or to the stockholders of
Simplus:

                  Kiet Nguyen
                  40725 Encyclopedia Circle
                  Fremont, CA  94538
                  Fax:  (510) 770-5002
                  email:  knugen@klncorp.com

              If to Tegal:                                    With a copy to:
                  Thomas R. Mika                                  Scott Willoughby
                  Chief Financial Officer                         Latham & Watkins LLP
                  Tegal Corporation                               505 Montgomery Street, Suite 1900
                  2201 South McDowell Blvd.                       San Francisco, CA  94111-2562
                  Petaluma, CA  94954-6903                        Fax:  (415) 395-8095
                  Fax:  (707) 763-0436                            email:  scott.willoughby@lw.com
                  email:  tmika@tegal.com

If to holders of the Registrable Shares other than Simplus or the stockholders of Simplus, to the addresses set forth on the stock record books of Tegal.

            9.6 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

            9.7 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of California; provided, however, that matters of Delaware corporate law shall be governed by the Delaware General Corporation Laws.

            9.8 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts located in Petaluma, California in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than a federal or state court located in Petaluma, California.

            9.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY PERMITTED CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THIS AGREEMENT, ANY OF THE

TRANSACTIONS CONTEMPLATED HEREBY OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.

            9.10 Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California law.

            9.11 Reproduction of Documents. This Agreement and all documents relating hereto, including, but not limited to, (a) consents, waivers, amendments and modifications which may hereafter be executed and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            9.12 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

            9.13 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

            9.14 Final Agreement. This Agreement, together with the Asset Acquisition Agreement and all other agreements entered into by the parties hereto pursuant to the Asset Acquisition Agreement, constitutes the complete and final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

            9.15 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any Person.

                                   * * * * * *

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
         The parties hereto have executed this Registration Rights Agreement as of the date first set forth above.

                                              TEGAL CORPORATION

                                              By:        /s/ Thomas R. Mika
                                                         Thomas R. Mika
                                                         Chief Financial Officer



                                              SIMPLUS SYSTEMS CORPORATION

                                              By:        /s/ Lawrence Matheny
                                                         Lawrence Matheny, Ph.D.
                                                         President



                                              STOCKHOLDERS' REPRESENTATIVE

                                              By:        /s/ Kiet Nguyen
                                                         Kiet Nguyen

                              SIGNATURE PAGE TO THE
                          REGISTRATION RIGHTS AGREEMENT

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